As filed with the Securities and Exchange Commission on December
19, 1994
                                       Registration No. 33-
- -----------------------------------------------------------------
- -----------------------------------------------------------------

                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549

                            FORM S-8
                     REGISTRATION STATEMENT

                             UNDER
                   THE SECURITIES ACT OF 1933
                     ----------------------

                     VALLEY NATIONAL BANCORP
     (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                     ----------------------

                           NEW JERSEY
 (STATE OR OTHER JURISDICTION OF INCORPORATION OF ORGANIZATION)
                     ----------------------

                           22-2477875
               (I.R.S. EMPLOYER IDENTIFICATION NO.)
                     ----------------------

                        1445 VALLEY ROAD
                     WAYNE, NEW JERSEY 07470
                          201-305-8800
 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
    AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                     ----------------------

                1983 INCENTIVE STOCK OPTION PLAN
                1991 INCENTIVE STOCK OPTION PLAN
                    (FULL TITLE OF THE PLAN)
                     ----------------------

               GERALD H. LIPKIN, CHAIRMAN & CEO
                   VALLEY NATIONAL BANCORP
                      1445 VALLEY ROAD
                   WAYNE, NEW JERSEY 07470
                        201-305-8800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
         INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                     ----------------------

                        WITH A COPY TO:

                     RONALD H. JANIS, ESQ.
                 PITNEY, HARDIN, KIPP & SZUCH
                         P.O. BOX 1945
                 MORRISTOWN, NEW JERSEY 07962
                        (201) 966-8263

CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------
- -----------------------------------------------------------------
Title of
each class
class of
secu-               Proposed      Proposed
rities    Amount    maximum       maximum
to be     to be     offering      aggregate  Amount of
regis-    regis-    price         offering   registration
tered     tered<F1> per unit<F2>  price<F2>  fee
- -----------------------------------------------------------------
Common
Stock,
No Par
Value     24,250    $15.35        $372,164   $128
- -----------------------------------------------------------------

<F1> This Registration Statement covers, in addition to the
number of share of Common Stock stated above, such indeterminate number of shares as may become subject to options under the 1983 Incentive Stock Option Plan and the 1991 Incentive Stock Option Plan (collectively, the "Plans") as a result of the anti-dilution provisions thereof.
<F2> Estimated solely for the purpose of calculating the
registration fee pursuant to Rule 457(h)(1) under the Securities Act based on the average of the exercise price of the options exercisable for Registrant's common stock pursuant to the Plans.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1    PLAN INFORMATION

          Not filed with this Registration Statement.

ITEM 2    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
          INFORMATION

          Not filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3    DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by Valley National Bancorp
(the "Company") with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and
          September 30, 1994.

     3.   The Company's Current Reports on Form 8-K dated March
          25, 1994, July 11, 1994, August 30, 1994, October 19,
          1994, October 31, 1994, November 16, 1994 and December
          5, 1994.

     4. The description of the Company's Common Stock contained in its current report on Form 8-A, and all subsequent amendments and reports that are filed updating that description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, hereby are incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4    DESCRIPTION OF SECURITIES

          Not applicable.

ITEM 5    INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not applicable.

ITEM 6    INDEMNIFICATION OF DIRECTORS AND OFFICERS

          INDEMNIFICATION. Article VI of the certificate of incorporation of Valley National Bancorp provides that the corpo-ration shall indemnify its present and former officers, directors, employees, and agents and persons serving at its request against expenses, including attorney's fees, judgments, fines or amounts paid in settlement, incurred in connection with any pending or threatened civil or criminal proceeding to the full extent permitted by the New Jersey Business Corporation Act. The Article also provides that such indemnification shall not exclude any other rights to indemnification to which a person may otherwise be entitled, and authorizes the corporation to purchase insurance on behalf of any of the persons enumerated against any liability whether or not the corporation would have the power to indemnify him under the provisions of Article VI.

     The New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent against his expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his being or having been a corporate agent if (a) the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his conduct was unlawful. For purposes of the Act, the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his expenses (but not his liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if the agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, only the court in which the proceeding was brought can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable for negligence or misconduct.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or (iii) by the shareholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him the requested indemnification. In advance of the final disposition of a proceeding, the corporation may pay an agent's expenses if the agent agrees to repay the expenses unless it is ultimately determined he is entitled to indemnification.

     EXCULPATION. Article VIII of the certificate of incorpo-ration of Valley National Bancorp provides:

          A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that this provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the Corporation or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. If the New Jersey Business Corporation Act is amended after approval by the shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director and/or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the New Jersey Business Corporation Act as so amended.

          Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

The New Jersey Business Corporation Act, as it affects exculpation, has not been changed since the adoption of this provision by Valley National Bancorp in 1987.

ITEM 7    EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8    EXHIBITS

     5 Opinion of Pitney, Hardin, Kipp & Szuch, as to the legality of the securities being registered.

    23.1  Consent of KPMG Peat Marwick LLP.

    23.2  Consent of Pitney, Hardin, Kipp & Szuch (included in
          Exhibit 5 hereto).

    99.1  1991 Incentive Stock Option Plan.

    99.2  1983 Incentive Stock Option Plan.

ITEM 9    UNDERTAKINGS

     1.   The undersigned registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any material information with respect to the Plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new regis-tration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being regis-tered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securi-ties Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deeded to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wayne, State of New Jersey, on the 13th day of December, 1994.


                         VALLEY NATIONAL BANCORP

                         By: /s/ GERALD H. LIPKIN
                             Chairman & Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                TITLE               DATE

/s/ GERALD H. LIPKIN     Chairman of the     December 13, 1994
- ------------------------ Board and Director
Gerald H. Lipkin         (Chief Executive
                         Officer)

/s/ PETER SOUTHWAY       President and       December 13, 1994
- ------------------------ Chief Operating
Peter Southway           Officer (Princi-
                         pal Financial
                         Officer and
                         Director

/s/ ALAN D. ESKOW        Corporate Secre-    December 13, 1994
- ------------------------ tary and Senior
Alan D. Eskow            Vice President
                         (Principal
                         Accounting
                         Officer)

/s/ PAMELA BRONANDER     Director            December 13, 1994
- ------------------------
Pamela Bronander

/s/ JOSEPH COCCIA, JR.   Director            December 13, 1994
- ------------------------
Joseph Coccia, Jr.

/s/ AUSTON C. DRUKKER    Director            December 13, 1994
- ------------------------
Austin C. Drukker

/s/ THOMAS P. INFUSINO   Director            December 13, 1994
- ------------------------
Thomas P. Infusino

/s/ GERALD KORDE         Director            December 13, 1994
- ------------------------
Gerald Korde

/s/ ROBERT L. MARCALUS   Director            December 13, 1994
- ------------------------
Robert L. Marcalus

                         Director            December 13, 1994
- ------------------------
Robert E. McEntee

/s/ SAM P. PINYUH        Director            December 13, 1994
- ------------------------
Sam P. Pinyuh

/s/ RUBIN RABINOWITZ     Director            December 13, 1994
- ------------------------
Rubin Rabinowitz

/s/ ROBERT RACHESKY      Director            December 13, 1994
- ------------------------
Robert Rachesky

/s/ BARNETT RUKIN        Director            December 13, 1994
- ------------------------
Barnett Rukin

/s/ RICHARD F. TICE      Director            December 13, 1994
- ------------------------
Richard F. Tice

/s/ LEONARD J.           Director            December 13, 1994
    VORCHEIMER
- ------------------------
Leonard J. Vorcheimer

/s/ JOSEPH L. VOZZA      Director            December 13, 1994
- ------------------------
Joseph L. Vozza

/s/ ANDREW ABRAMSON      Director            December 13, 1994
- ------------------------
Andrew Abramson

INDEX TO EXHIBITS


Exhibit 5
     Opinion of Pitney, Hardin, Kipp & Szuch

Exhibit 23.1
     Consent of KPMG Peat Marwick LLP

Exhibit 23.2
     Consent of Pitney, Hardin, Kipp & Szuch (included in
     Exhibit 5 hereto)

Exhibit 99.1
     1991 Incentive Stock Option Plan

Exhibit 99.2
     1983 Incentive Stock Option Plan